Fero Industries Inc. Retains Key Personnel

CALGARY, Alberta--(BUSINESS WIRE)--Fero Industries, Inc. (FROI OTCBB: News) (the “Company”) is pleased to announce that Alan M. Schechter and Walter D. Wallach have been retained by the Company to assist in the due diligence and the acquisition of  Sucanon® from Gvest, Inc. Gvest is a Ontario, Canada Corporation and the owner of certain intellectual property and other rights related to the production, marketing and distribution of Sucanon®, also known as Diab ll a treatment for Type ll diabetes and Pharmaroth SA de CV, a company incorporated in Mexico which markets and distributes Sucanon® in Mexico and Latin America.

Mr. Schechter is a successful entrepreneur with a 30 year track record in medical devices and biotechnology. Mr. Schechter has been a CEO of six previous companies, having been involved with four start-ups and two turn-arounds. Mr. Schechter holds eight U.S. patents in the area of automated, minimally invasive tissue morcellation technology and has 14 other patents pending. Mr. Schechter has several advanced degrees in Biochemistry and an MBA in Finance. Mr. Schechter sits on the board of several private companies and community related entrepreneurial organizations including Chairman of the California Venture Forum, Chairman of the Orange County Biotechnology Alliance, and Chairman of the Ecumenical Council.

Mr. Wallach has more than 30 years of senior management experience with medical and consumer products ranging from start-up, mid-sized, and large high growth companies where he has served in various  senior management positions including, Chief Financial Officer, Chief Operating Officer and Chief Executive Officer. Mr. Wallach has an undergraduate degree in business and a MBA in accounting. Three of these were privately held firms and were sold, while one advanced through the initial public offering (IPO) stage. His qualifications and experience include: strong analytical and communication skills, and experience with international business in a multinational corporation.

Fero expects that the due diligence and acquisition of Sucanon® will be a seamless transaction with the assistance of these two industry veteran executives.  The board and management of Fero welcome Mr. Schechter and Mr. Wallach to the team.  The acquisition of Sucanon® is the first acquisition in the previously announce Fero growth-by-acquisition strategy.

About Sucanon®

Sucanon® is one of only three drugs approved in the world, belonging to a class of diabetic medications called insulin sensitizers.  Insulin sensitizer’s lower blood sugar by increasing the muscle, fat and liver’s sensitivity to insulin.  Insulin sensitizers are blood sugar normalizing or euglycemic drugs that help return the blood sugar to the normal range without the risk of low blood sugars.

Sucanon® is a medication that helps the body make better use of its own insulin, the hormone that controls blood sugar levels.  Type II Diabetics produce insulin, but their cells gradually lose the ability to absorb and use insulin, to get sugar out of the blood stream.  Sucanon® transports sugar out of the blood stream and into cells where it can be burned.  Sucanon® particularly helps muscle cells use insulin and thus draw sugar out of the blood stream.

Sucanon® increases sensitivity to insulin which leads to decreased blood sugar levels and a reduction of a wide range of Type II Diabetes symptoms, including: weight gain, fatigue, excess thirst and excess urination.  The reduction in blood sugar levels also reduces the possibility of peripheral nerve damage; the damage caused to peripheral nerves by chronic high blood sugar can ultimately lead to impotence in men and amputation of limbs in both men and women.

Preclinical and clinical data show that Sucanon®: promotes action of insulin at many levels in the cell; enhances metabolism of striated muscle; corrects clinical and experimental diabetes mellitus; and lowers cholesterol and triglycerides in diabetics.

Sucanon® is approved as an Over-The-Counter ("OTC") remedy for Type II Diabetes by regulatory authorities in Mexico. Sucanon® has shown to be effective in clinical trials in China and Brazil. Sucanon® has not applied for nor has been granted approval in the United States by the United States FDA.

Gvest Inc. through its Mexican subsidiary Pharmaroth Latin America S.A. de C.V. (Incorporated in Mexico), has an agreement with Merck S.A. de C.V. in Mexico and Latin America for the distribution of Sucanon®. Sucanon® is available in Costco Mexico and Wal-Mart Mexico. Mexico is the eighth largest pharmaceutical market and has one of the largest diabetic populations in the world. Sucanon is one of only three approved drugs in a $5.6 billion dollar “insulin sensitizer” international market.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Fero Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements.

The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings.".

Michael Irving, 1-866-998-9669 Ext.150